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                                                                Exhibit (d)(vii)

                         SUBSCRIPTION AGENT AGREEMENT

     This Subscription Agent Agreement (the "Agreement") is made as of February 28, 2001 between Pacholder High Yield Fund, Inc. (the "Company") and EquiServe Trust Company, N.A. as subscription agent (the "Agent"). All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the (Registration Statement on Form N-2 (File Nos. 333-54866, 811-
5639) filed by the Company with the Securities and Exchange Commission on February 2, 2001, as amended by any amendment filed with respect thereto (the "Registration Statement").

     WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates") to shareholders of record (the "Record Date Shareholders") of its Common Stock, par value $0.01 per share ("Common Stock"), as of a record date specified by the Company (the "Record Date"), pursuant to which each Record Date Shareholder will have certain transferable rights (the "Rights") to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

     WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.   Appointment.  The Company hereby appoints the Agent to act as subscription
     -----------
agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.   Form and Execution of Subscription Certificates.
     -----------------------------------------------

     (a) Each Subscription Certificate shall be irrevocable and fully transferable. The Agent shall maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed an "Exercising Rights Holder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Exercising Rights Holder in whose name it is recorded to the following:

          (1) The right to acquire during the Subscription Period, as defined in the Prospectus, at the Subscription Price, as defined in the Prospectus, a number of shares of Common Stock equal to one share of Common Stock for every three Rights (the "Primary Subscription Right") provided, however, that Record Date Shareholders issued fewer than three Rights are entitled to purchase one share of Common Stock and, provided further, no fractional shares of Common Stock will be issued; and

          (2) With respect to Record Date Shareholders only, the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Record Date Shareholders who exercise over-subscription rights on the basis specified in the Prospectus; provided, however, that such Record Date Shareholder has exercised all Primary Subscription Rights issued to him or her (the "Over-Subscription Privilege").

3.   Rights and Issuance of Subscription Certificates.
     ------------------------------------------------

     (a) Each Subscription Certificate shall evidence the Rights of the Exercising Rights Holder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

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     (b)  Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Record Date Shareholders as of the Record Date to be prepared by the transfer agent of the Company and delivered to the Agent, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of one Right for each share of Common Stock recorded on the books in the name of each such Record Date Shareholder as of the Record Date. The number of Rights that are issued to Record Date Shareholders will be rounded down by the Agent, to the nearest number of full Rights as Fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Record Date Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). Delivery shall be by first class mail (without registration or insurance), except for those Record Date Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), for which delivery shall be by air mail (without registration or insurance). No Subscription Certificate shall be valid for any purpose unless so executed.

     (c) The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) ("Foreign Record Date Shareholders"). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

4.   Exercise.
     --------

     (a) Exercising Rights Holders may acquire shares of Common Stock on Primary Subscription (and Record Date Shareholders, in addition, pursuant to the Over-Subscription Privilege) by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Exercising Rights Holder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the Estimated Subscription Price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Company or the Agent.

     (b) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the offices of the Agent specified in the Prospectus.

     (c) Notwithstanding the provisions of Section 4 (a) and 4 (b) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period") and full payment for the Common Stock within ten Business Days after the Confirmation Date (as defined in Section 4(d)). For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the American Stock Exchange and which is not a Saturday, Sunday or holiday, as defined in the Prospectus.

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

     (d) The Company will determine the Subscription Price by taking 100% of the net asset value per share of Common Stock as of the close of business on the Expiration Date (the "Pricing Date"). Within eight business days following the Pricing Date (the "Confirmation Date"), the Agent shall send to each Exercising Rights Holder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total Subscription Price for such shares, and any additional amount payable to the Company by such shareholder or any excess to be refunded by the Company to such shareholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege, if applicable.

     (e) Any additional payment required from a shareholder must be received by the Agent within seven Business Days after the Confirmation Date and any excess payment to be refunded by the Company to a shareholder will be mailed by the Agent within seven Business Days after the Confirmation Date. If a shareholder does not make timely payment of any additional amounts due in accordance with
Section 4(d), the Agent will consult with the Company in accordance with Section 5 as to the appropriate action to be taken. The Agent will not issue or deliver certificates for shares subscribed for until payment in full therefor has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5.   Validity of Subscriptions. Irregular subscriptions not otherwise covered by
     -------------------------
specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6.   Over-Subscription.  If, after allocation of shares of Common Stock to
     -----------------
persons exercising Rights, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Record Date Shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable. Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions. If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders exercising the Over-Subscription Privilege based on the number of shares of Common Stock owned by them on the Record Date. The percentage of Remaining Shares each over-subscribing Record Date Shareholder may acquire will be rounded up or down to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7.   Delivery of Certificates or Proceeds of Sale of Rights.  The Agent will
     ------------------------------------------------------
provide reporting to the Company or its transfer agent to facilitate delivery of
(i) certificates representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared, (ii) certificates representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected, and (iii) in the case of each Record Date Shareholder whose Rights were sold pursuant to Section 8, within fifteen business days after the Expiration Date, proceeds of such sale (provided, however, that proceeds of sales on behalf of Record Date Shareholders whose Subscription Certificates are undeliverable shall be held by the Agent until they are either claimed or escheated).

8.   Sale of Rights.  The Agent shall use its best efforts to sell on the
     --------------
American Stock Exchange on the terms set forth in the Prospectus, (i) all Primary Subscription Rights submitted to it for sale by Record Date Shareholders in accordance with the Prospectus, provided such Rights are received by the Agent at least two Business days prior to the Expiration Date, and (ii) all Rights of Record Date Shareholders whose Subscription Certificates remain unclaimed as a result of being returned by postal authorities as undeliverable as of two business days prior to the Expiration Date. Such sales will be made through a broker or brokers selected by the Agent, and the Agent shall deliver the proceeds of such sales to the Record Date Shareholder net of commissions charged by such broker or brokers.

9.   Holding Proceeds of Rights Offering
     -----------------------------------

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     (a)  All proceeds received by the Agent from Exercising Rights Holders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account (the "Account"). Funds held in the Account shall accrue interest, to the Company, at 85% of the Federal Funds Rate, pending disbursement in the manner described in paragraph (b) below and in Section 4(e) above.

     (b) The Agent shall deliver all proceeds received in respect of the exercise of Rights and interest to the Company as promptly as practicable, but in no event later than seven Business Days after the Confirmation Date. Proceeds held in respect of excess payments shall belong to the Company. The Company agrees to deposit sufficient funds in the Account to make any excess payments to be refunded to shareholders as provided in Section 4(e) above.

10.  Reports.
     -------

     (a) Daily, during the period commencing on March 6, 2001, until termination of the Subscription Period, the Agent will report by telephone or telecopier (by 5 p.m. Eastern time), confirmed by letter, to an officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

11.  Loss or Mutilation.  If any Subscription Certificate is lost, stolen,
     ------------------
mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

12.  Compensation for Services.  The Company agrees to pay to the Agent
     -------------------------
compensation for its services as such in accordance with its Fee Schedule to act as Agent, dated January 31, 2001 and attached hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

13.  Instructions and Indemnification.  The Agent undertakes the duties and
     --------------------------------
obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Company will indemnify the Agent and its nominees against, and hold it harmless from, all liability and expense which may arise out of or in connection with the services described in this Agreement or the instructions or directions furnished to the Agent relating to this Agreement by an appropriate officer of the Company, except for any liability or expense which shall arise out of the gross negligence, bad faith or willful misconduct of the Agent or such nominees.

14.  Changes in Subscription Certificate.  The Agent may, without the consent or
     -----------------------------------
concurrence of the Exercising Rights Holders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise and with the concurrence of the Company, make any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) are appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Exercising Rights Holders.

15.  Assignment, Delegation.
     ----------------------

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     (a)  Except as provided in paragraph 15(c) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

     (c) The Agent may, without further consent on the part of the Company, subcontract for systems, processing, and telephone and mailing services, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

16.  Governing Law.  The validity, interpretation and performance of this
     -------------
Agreement shall be governed by the law of the Commonwealth of Massachusetts.

17.  Third Party Beneficiaries.  This Agreement does not constitute an agreement
     -------------------------
for a partnership or joint venture between the Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

18.  Force Majeure.  In the event either party is unable to perform its
     -------------
obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

19.  Consequential Damages.  Neither party to this Agreement shall be liable to
     ---------------------
the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

20.  Severability.  If any provision of this Agreement shall be held invalid,
     ------------
unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

21.  Counterparts.  This Agreement may be executed in one or more counterparts,
     ------------
each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

22.  Facsimile Signatures.  Any facsimile signature of any party hereto shall
     --------------------
constitute a legal, valid and binding execution hereof by such party.

23.  Captions.  The captions and descriptive headings herein are for the
     --------
convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

24.  Confidentiality. The Agent and the Company agree that all books, records,
     ---------------
information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

25.  Term.  This Agreement shall remain in effect until terminated on May 11,
     ----
2001 (the "Termination Date") or, prior to the Termination Date, upon 30 days' written notice by either party to the other.

26.  Merger of Agreement.  This Agreement constitutes the entire agreement
     -------------------
between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

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EQUISERVE TRUST COMPANY, NA.                PACHOLDER HIGH YIELD
                                            FUND, INC.
     /s/ Laurie Trickett                          /s/ James E. Gibson
---------------------------------           -----------------------------
Signature                                   Signature

    Director - Corporate Actions                     Secretary
---------------------------------           -----------------------------
Title                                       Title

    February 28, 2001                               February 28, 2001
---------------------------------           -----------------------------
Date                                        Date


Exhibit A
                         EQUISERVE TRUST COMPANY, N.A.

                                   PROPOSAL

                                  to serve as

                            SUBSCRIPTION AGENT FOR

                     PACHOLDER FUND, Inc's RIGHTS OFFERING

                           A.    FEES FOR SERVICES *



  ==============================================================================
        $12,500.00  Project Management Fee
        $     2.00  Per subscription form issued and mailed
        $     9.50  Per subscription form processed (registered and beneficial)
        $    15.00  Per defective subscription form received
        $    15.00  Per Notice of Guaranteed Delivery received
        $     3.00  Per sale of right (if applicable)
        $     1.75  Per refund check issued and mailed (if applicable)
        $     2.00  Per broker split certificate issued
        $     4.50  Per invoice mailed  (if applicable)
        $    15.00  Per withdrawal of subscription certificate, (if applicable)
        $ 1,000.00  New York window fee upon expiration
        $ 3,000.00  Per offer extension
        $ 5,000.00  Minimum charge should the project be canceled for any reason prior to the mailing of the subscription form
  ==============================================================================

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*Excludes out-of-pocket expenses as described in Section D, "Items Not Covered"

B.       SERVICES COVERED

         . Designating an operational team to carry out Subscription Agent duties, including document review and execution of legal agreement, review of subscription form and communication materials, project management, and on-going project updates and reporting

         . Calculating Rights to be distributed to each shareholder and printing shareholder information on the subscription form

         .   Issuing and mailing subscription forms to registered shareholders

         .   Tracking and reporting the number of exercises made, as required

         .   Processing Rights received and exercised

         . Deposit participant checks daily and forward all participant funds to Pacholder at the end of the offer period

         .   Providing receipt summation of checks received

         . Affixing legends to appropriate stock certificates, where applicable

         .   Issuing and mailing stock certificates or checks

         .   Interfacing with the Information Agent

         . Calculating, issuing and mailing of proration and/or over-subscription checks if applicable

C.       ITEMS NOT COVERED

         . Items not specified in the "Services Covered" section set forth in this Agreement, including any services associated with new duties, legislation or regulatory fiat which become effective after the date of this Agreement (these will be provided on an appraisal basis)

         . All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

         .   Reasonable legal review fees if referred to outside counsel

         . Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

D.       ASSUMPTIONS

         . Proposal based upon document review and information known at this time about the transaction.

         . Significant changes made in the terms or requirements of this transaction could require modifications to this proposal

         .   Proposal must be executed prior to the initial mailing

         . Proposal based upon approximately 450 Pacholder shareholders of record

         . Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

         .   Interest shall accrue to the company at Fed Funds Rate Less 15%

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E.     PAYMENT FOR SERVICES

       The Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.



       EquiServe Trust Company, N.A.           Pacholder Fund, Inc.


       By: __________________________________  By:______________________________
                 Erik Schwendenman

       Title:   Corporate Actions Specialist   Title:___________________________
             --------------------------------

       Date:   1/31/01                         Date:____________________________
             --------------------------------

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